Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Minneapolis, MN (April 16, 2025)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended March 29, 2025 of $9,956,400 or $2.71 per share diluted compared to net income of $8,819,000 or $2.41 per share diluted in 2024. First quarter results included $2.2 million of leasing income due to the settlement of outstanding customer litigation.

“The run-off of our leasing portfolio announced in May of 2021 is substantially complete.” commented Brett D. Heffes, Chair and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At March 29, 2025, there were 1,363 franchises in operation and over 2,800 available territories.  An additional 79 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	March 29, 2025	December 28, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$21,828,800	$12,189,800
Restricted cash	140,000	140,000
Receivables, net	2,586,400	1,336,400
Income tax receivable	—	96,400
Inventories	338,200	397,600
Prepaid expenses	881,600	1,205,400
Total current assets	25,775,000	15,365,600

Property and equipment, net	1,373,400	1,419,400
Operating lease right of use asset	2,026,600	2,108,700
Intangible assets, net	2,551,800	2,640,300
Goodwill	607,500	607,500
Other assets	516,400	491,200
Deferred income taxes	4,211,800	4,211,800
	$37,062,500	$26,844,500

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,544,100	$1,562,000
Income tax payable	2,883,600	—
Accrued liabilities	3,597,900	1,866,200
Deferred revenue	1,666,800	1,659,700
Total current liabilities	9,692,400	5,087,900
Long-Term Liabilities:
Line of credit/Term loan	30,000,000	30,000,000
Notes payable, net	29,947,400	29,942,800
Deferred revenue	8,249,800	8,027,600
Operating lease liabilities	2,929,500	3,092,800
Other liabilities	2,184,700	1,739,500
Total long-term liabilities	73,311,400	72,802,700
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,532,571 and 3,539,744 shares issued and outstanding	13,124,900	14,790,500
Retained earnings (accumulated deficit)	(59,066,200)	(65,836,600)
Total shareholders’ equity (deficit)	(45,941,300)	(51,046,100)
	$37,062,500	$26,844,500

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
Revenue:
Royalties	$17,774,700	$17,268,700
Leasing income	2,307,800	836,800
Merchandise sales	941,300	1,110,500
Franchise fees	332,100	364,500
Other	563,800	529,000
Total revenue	21,919,700	20,109,500
Cost of merchandise sold	888,300	1,038,900
Leasing expense	—	36,600
Provision for credit losses	—	(1,500)
Selling, general and administrative expenses	7,434,800	6,817,300
Income from operations	13,596,600	12,218,200
Interest expense	(613,900)	(737,700)
Interest and other income	149,900	187,900
Income before income taxes	13,132,600	11,668,400
Provision for income taxes	(3,176,200)	(2,849,400)
Net income	$9,956,400	$8,819,000
Earnings per share - basic	$2.81	$2.52
Earnings per share - diluted	$2.71	$2.41
Weighted average shares outstanding - basic	3,538,647	3,497,261
Weighted average shares outstanding - diluted	3,672,943	3,661,367

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 29, 2025	March 30, 2024
OPERATING ACTIVITIES:
Net income	$9,956,400	$8,819,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	97,200	108,300
Amortization of intangible assets	88,500	88,500
Provision for credit losses	—	(1,500)
Compensation expense related to stock options	536,600	485,900
Operating lease right of use asset amortization	82,200	74,200
Change in operating assets and liabilities:
Receivables	(1,250,000)	(213,300)
Principal collections on lease receivables	—	62,300
Income tax receivable/payable	2,980,000	2,500,400
Inventories	59,400	(34,800)
Prepaid expenses	323,700	126,500
Other assets	(25,200)	(16,600)
Accounts payable	(18,000)	(423,100)
Accrued and other liabilities	2,018,300	1,729,800
Rents received in advance and security deposits	—	(19,700)
Deferred revenue	229,300	78,100
Net cash provided by operating activities	15,078,400	13,364,000
INVESTING ACTIVITIES:
Purchase of property and equipment	(51,200)	(87,900)
Net cash used for investing activities	(51,200)	(87,900)
FINANCING ACTIVITIES:
Payments on notes payable	—	(1,062,500)
Repurchases of common stock	(2,249,900)	—
Proceeds from exercises of stock options	47,700	70,000
Dividends paid	(3,186,000)	(2,797,900)
Net cash used for financing activities	(5,388,200)	(3,790,400)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	9,639,000	9,485,700
Cash, cash equivalents and restricted cash, beginning of period	12,329,800	13,386,500
Cash, cash equivalents and restricted cash, end of period	$21,968,800	$22,872,200
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$604,000	$725,700
Cash paid for income taxes	$196,200	$349,100

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Year Ended
	December 28, 2024	December 30, 2023
Cash and cash equivalents	$21,828,800	$22,872,200
Restricted cash	140,000	—
Total cash, cash equivalents and restricted cash	$21,968,800	$22,872,200